EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Manager, Investor Relations, (210) 283-2882
Media:
Sarah Simpson, Vice President, Corporate Communications, (210) 283-2374
Tesoro Corporation Provides First Quarter Earnings Guidance
     SAN ANTONIO — April 12, 2006 — Tesoro Corporation (NYSE:TSO) announced today that it expects to earn approximately $0.60 per share for the first quarter of 2006. Principal among several items that negatively impacted results was the rapid rise of crude oil prices on the NYMEX during the last 10 days of the quarter. The over $6 per barrel increase impacted the Company’s hedge position on approximately 2.5 million barrels of long-haul crude oil and long-term blendstock supplies.
     Tesoro Corporation, a Fortune 200 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of approximately 560,000 barrels per day. Tesoro’s retail-marketing system includes nearly 475 branded retail stations, of which over 200 are company owned and operated under the Tesoro® and Mirastar® brands.
     This news release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain expectations of our 2006 first quarter earnings. Factors which can cause actual results to differ from these forward-looking statements include changes in the cost

Tesoro Reports First QuarterGuidance
of crude oil and, other feedstocks or refined product and other factors beyond our control. For more information concerning these factors and other factors that could cause such a difference, see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.
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